Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUN & BRADSTREET HOLDINGS, INC.

I.

The name of this corporation is DUN & BRADSTREET HOLDINGS, INC.

II.

The registered office of this corporation in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, City of Wilmington, DE 19808, County of New Castle, and the name of the registered agent of this corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.0001.

V.

A.               The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.               Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.               No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.

Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

D.               Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors.

E.                The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of this corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F.                Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which applicable law permits the corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by applicable law. No director or officer of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director or officer in his or her capacity as a director or officer, respectively, to the fullest extent under applicable law. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director or officer of this corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

VIII.

Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action asserting a claim against this corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against this corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.